Exhibit 10.15
AZZ INC.
PERFORMANCE SHARE
AWARD AGREEMENT
This Award, granted on ________________ (“Grant Date”), by AZZ Inc., a Texas corporation (hereinafter called the “Corporation”), to ________________ (the “Participant) is subject to the terms and conditions of the 2023 Long Term Incentive Plan, as amended from time to time (the “2023 Plan”), and this Award Agreement.
WITNESSETH:
WHEREAS, the Corporation adopted the 2023 Plan, effective as of July 11, 2023, with the objective of advancing the best interests of the Corporation and its shareholders in order to attract, retain and motivate key employees with additional incentives through the award of Performance Shares.
NOW, THEREFORE, it is agreed as follows:
1.    Award of Performance Shares.
(a)    Award. The Corporation hereby grants to the Participant the right to receive all or any part of Performance Awards at the target level of _________ shares of Common Stock (the “Target Amount”), subject to the terms, conditions and restrictions set forth herein and in the 2023 Plan and to the level of achievement of the Performance Goals established by the Committee as set forth on Appendix A (the “Performance Goals”). The actual number of shares of Common Stock, or the cash equivalent thereof, earned by the Participant at the end of the Restricted Period (the “Performance Shares”) may range from 0 to 200% of the Target Amount with a maximum award payment being 200% of the Target Amount. The right to receive such Performance Shares is referred to herein as the “Award”.
(b)    2023 Plan. The Award and this Award Agreement are each subject to all of the terms, conditions and restrictions set forth in the 2023 Plan. In the event of a conflict between the Award Agreement and the 2023 Plan, the 2023 Plan shall prevail. Terms that are capitalized but not defined herein shall have the same meaning ascribed to such terms in the 2023 Plan.
(c)    Rights to Common Stock. Prior to the registration of Performance Shares as described in paragraph 2 below, holders of the Award shall have none of the rights of a shareholder with respect to such Performance Shares (including, but not limited to, voting and tender rights and any right to receive dividends in cash or other property or other distribution or rights in respect of such shares) except as otherwise provided in this Award Agreement or the 2023 Plan. During the Restricted Period (as defined below), dividend equivalents will accrue on the Awards but will not be paid unless and until the underlying Awards vest. In determining the number of Performance Shares, or the cash equivalent thereof, issuable to the Participant based on the level of achievement of the Performance Goals as of the end of the Restricted Period, the Committee will provide the Participant with credit for, and shall otherwise take into account, any dividends declared on the Corporation’s Common Stock during the Restricted Period.

2.    Vesting and Payment of Award.
(a)    Restricted Period. The Award shall be subject to forfeiture until the Participant becomes vested in such Award based on the level of achievement of the Performance Goals at the end of the Restricted Period as approved and authorized by the Committee, in each case as described in this Award Agreement. As used herein, the term “Restricted Period” shall mean the period of time beginning on the Grant Date and ending on the earlier of (i) the three (3)-year anniversary of the Grant Date or (ii) the date on which the Participant dies, terminates employment due to Permanent Disability, or has a Qualified Termination of Employment. Unless vested in accordance with the foregoing, unvested Awards shall be forfeited upon the termination of a Participant’s employment with the Corporation and all Affiliates.
(b)    Payment of Awards. If the Participant remains continuously employed by the Corporation or an Affiliate through the Restricted Period, the Award shall vest at the end of the Restricted Period, subject to attainment of the Performance Goals. The Committee shall determine the level of achievement of the Performance Goals as of the end of the Restricted Period and, based on such determination, the number of Performance Shares issuable to the Participant, if any, and the Corporation shall electronically register any such Performance Shares in the Participant’s name, provided that, notwithstanding paragraph 1 above or any other provision herein to the contrary, the Committee, in its sole discretion, may elect to cause the Corporation to pay the Participant cash, in an amount equal to the Fair Market Value of such Performance Shares, in lieu of such registration of Performance Shares. If the Restricted Period ends prior to the third anniversary of the Grant date pursuant to paragraph 2(a)(ii) above, the Committee shall, in its sole discretion, determine the level of achievement of the Performance Goals as of the accelerated vesting date (in which case the Committee may make equitable adjustments in the Performance Goals to reflect the early termination) or deem the Award to be payable at the Target Amount (that is, 100% achievement of the Performance Goals). In determining the number of Performance Shares issuable to the Participant, the Committee shall multiply (i) the Target Amount (taking into account any dividend declared during the Restricted Period pursuant to paragraph 1) by (ii) the percentage by which the Performance Goals have been achieved as of the end of the Restricted Period. For purposes of example only, if the Target Amount consisted of 500 shares of Common Stock and the level of achievement of the Performance Goals was determined to be 120%, 600 Performance Shares would be issuable to Participant. Notwithstanding the foregoing, no Performance Shares will be issued with respect to the Award if the Committee determines that the relevant level of achievement of the Performance Goals is less than 25%. The transfer of Common Stock or cash to the Participant shall occur as soon as practicable after the Performance Shares vest, but in no event later than the later of (i) 2½ months after the end of the calendar year in which the Performance Shares vest, or (ii) 2½ months after the end of the Corporation’s fiscal year to which the Performance Shares vest (or within such longer period as may be permitted under Section 409A of the Code upon the Participant’s death).
3.    Administration. Any decision, interpretations or determinations made or actions taken by the Corporation, the Board or the Committee arising out of or in connection with the construction, administration, interpretation and effect of this Award Agreement or the 2023 Plan shall be within the sole and absolute discretion of the Corporation, the Board or the Committee, as the case may be, and shall be final and conclusive upon all persons.

4.    Governing Law. The 2023 Plan and this Award Agreement are each governed by and subject to the laws of the United States of America and the State of Texas. All questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of this Award Agreement and any rights under the 2023 Plan shall be determined in accordance with the laws of the State of Texas.
5.    Notices. Any notice to be given to the Corporation under this Award Agreement shall be addressed to the Corporation in care of its Chief Legal Officer at the Corporation’s then current corporate headquarters unless the Corporation, in writing or electronically, directs the Participant otherwise. Any notice to be given to the Participant under the terms of this Award Agreement may be addressed to him or her at his or her address as it appears on the Corporation’s records, or at such other address as either party may hereafter designate in writing to the other party.
6.    Discretionary Nature of Award. The grant of the Award is a one-time benefit and does not create any contractual or other right to receive a grant of awards or benefits in lieu of awards in the future. Future grants, if any, and the terms thereof will be at the sole discretion of the Corporation. The Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy payment in lieu of notice, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
7.    Successors. This Award Agreement shall be binding upon and inure to the benefit of any successor or assigns of the Corporation.
8.    Non-Transferability. The Award granted under this Award Agreement shall not be transferable other than by will or the laws of descent and distribution upon the Participant’s death, except to the extent that the Committee permits a transfer of this Award to a member of your immediate family or to a trust of which all beneficiaries are members of your immediate family, as provided in Section 19(f) of the 2023 Plan. In the event of any such permitted transfer, the transferee shall be subject to all terms and conditions of the Award.
9.    Restrictive Covenants with the Corporation. As a condition of receiving this Award from the Corporation, the Participant agrees that during the term of their employment and for a period of 12 months following the later of his or her termination of such employment, via retirement or otherwise, or the vesting date of the Award, he or she will not:
(a)Engage, directly or indirectly, in any business or activity that is in competition with the Corporation’s business, including, but not limited to owning, managing, operating, controlling, consulting, or participating in any capacity (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee, beneficiary, or in any other capacity) with any entity that competes with the Corporation in the metal coatings industry, in the geographic areas where the Corporation operates at the time of the Participant’s termination of employment or vesting;
(b)Solicit, recruit, or hire any employee or independent contractor of the Corporation or encourage any such employee or contractor to leave their relationship with the Corporation to work in a capacity competitive to the Corporation to work in a capacity competitive to the Corporation; or

(c) Solicit, attempt to solicit, or otherwise engage with any clients, customers, or business partners of the Corporation with whom the Participant had direct contact during their employment with the Corporation, for the purpose of providing competitive products, services or advice.
The Participant acknowledges that the restrictions set forth in this paragraph 9 are reasonable and necessary to protect the legitimate interests of the Corporation, including the preservation of its goodwill, confidential information, trade secrets, and other business interests. Participant further acknowledges that the covenants set forth above do not, and will not, unduly impair Participant’s ability to earn a living after his or her termination of employment with or retirement from the Corporation.
10.    Amendments. The Committee may at any time alter or amend this Award Agreement to the extent: (1) permitted under the terms of the 2023 Plan; (2) permitted or required by law; (3) permitted or required by the rules of any stock exchange on which the Common Stock or any other security of the Corporation is listed; and (4) permitted or required under applicable provisions of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (including Rule 16b-3 thereof).
11.    Section 409A of the Code. The Award is intended to be exempt from section 409A of the Code under the “short-term deferral” rule in Treas. Reg. § 1.409A-1(b)(4).
12.    Acceptance of Award Terms and Conditions. The Participant has until the end of the one hundred twenty (120) day period beginning from the Grant Date of this Award to sign and return this Award Agreement as evidence of the Participant’s acceptance of the terms and conditions of this Award. If the Participant does not sign the Award Agreement the grant of this Award will not be valid or binding on the Corporation.
13.    Invalidity and Enforceability. The provisions of this Award Agreement are severable and if one or more of the provisions of this Award Agreement shall be held invalid, illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nonetheless be binding and enforceable; provided, however, that to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the 2023 Plan.
14.    Participant Acknowledgment of Conditions. The Participant understands, acknowledges and agrees to the following conditions with respect to the Award granted to the Participant under this Award Agreement:
(a)    No claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Participant’s employment by the Corporation or an Affiliate of the Corporation (collectively, referred to in this paragraph as the “Employer”) (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the Award, to which the Participant is otherwise not entitled, the Participant irrevocably agrees to never institute any claim against the Corporation or the Employer, waive his or her ability, if any, to bring any such claim, and releases the Corporation and the Employer from any such claim.

(b)    In the event of termination of the Participant’s employment (whether or not in breach of local labor laws and except as otherwise explicitly provided in the Award Agreement), the Participant’s rights with respect to the Award, including with respect to the vesting thereof, will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under local law (i.e., active employment would not include a period of “garden leave” or similar period pursuant to local law). The Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the Award.
(c)    The right to receive Performance Shares is merely a contractual right under this Award Agreement and does not constitute actual shares of Common Stock, and therefore the Participant may not make and agrees not to make an election under section 83(b) of the Code with respect to the grant of the Award. The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding participation in the 2023 Plan or the Participant’s acquisition or sale of any of the Performance Shares issuable upon the vesting of the Award. Further, the Participant is advised to consult with his or her own advisors regarding participation in the 2023 Plan before taking any action related to the 2023 Plan. Regardless of any action the Corporation or the Employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the 2023 Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the responsibility of the Participant and may exceed the amount actually withheld by the Corporation or the Employer.
(d)    The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Award Agreement (including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or details of the Award or any other entitlement to shares awarded, canceled, vested, unvested or outstanding (the “Data”) by and among, as applicable, the Participant’s Employer, the Corporation, and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the 2023 Plan.
(e)    The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the 2023 Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the Participant’s country may have different data privacy laws and protections than the country or countries in which such recipients are located. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the 2023 Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Performance Shares, if any, received upon vesting of the Award may be deposited. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the 2023 Plan. The

Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data or refuse or withdraw the consents herein, in each case without cost, by contacting in writing his or her local human resources representative.
(f)    The Corporation reserves the right to impose other requirements (including the execution of additional agreements or undertakings) on the Participant’s participation in the 2023 Plan, on the Award and on any shares of Common Stock acquired under the 2023 Plan, to the extent the Corporation determines it is necessary or advisable in order to comply with local law or facilitate the administration of the 2023 Plan.
(g)    The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the 2023 Plan by electronic means. The Participant hereby consents to receive such documents by online delivery and agrees to participate in the 2023 Plan through an online or electronic system established and maintained by the Corporation or a third-party designated by the Corporation.
(h)    The Participant certifies that he or she has received and read a copy of the 2023 Plan and understands and agrees to the terms, conditions and restrictions set forth in the 2023 Plan, the provisions of this Award Agreement and all other applicable documents.
(i)    The Award will be subject to any policy adopted by the Corporation or the Committee relating to the recovery of such Award (including any Performance Shares issued, or any cash equivalent thereof paid, in connection therewith) to the extent it is subsequently determined that the Performance Goals were not actually achieved. For the avoidance of doubt, and without limiting the foregoing, the Award and this Award Agreement are subject to the terms of the AZZ Inc. Compensation Recovery Policy approved by the Committee and adopted by the Board on January 20, 2016, as such may be amended from time to time, and the AZZ Inc. Executive Officer Incentive Compensation Recovery Policy approved by the Committee and adopted by the Board on June 29, 2023, as such may be amended from time to time, as applicable (together, the “Recoupment Policies”). In order to satisfy any recoupment obligation arising under the Recoupment Policies or otherwise under applicable law, the Participant expressly authorizes the Corporation to issue instructions, on the Participant's behalf, to any brokerage firm or stock plan service provider engaged by the Corporation to hold any shares or other amounts acquired pursuant to the Award, to re-convey, transfer or otherwise return such shares and/or other amounts to the Corporation upon the Corporation’s enforcement of the recoupment policies or any other applicable recoupment obligation required by applicable law.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date first above written.
AZZ INC.
By _____________________________
Name: Tom Ferguson
Title: President and Chief Executive Officer
PARTICIPANT:
________________________________
Name:

Appendix A